Exhibit 10.1
April 27, 2020
Ms. Molly Langenstein

Dear Molly:

It is with great pleasure that we offer you the opportunity to continue with Chico’s FAS, Inc. as our Chief Executive Officer and President (“CEO”). Please let this letter serve as an offer for this position and your acceptance of that offer. The following will outline the specifics:

Position:            CEO

Reports to:           Chico’s FAS, Inc.’s Board of Directors (the “Board”)

Start Date:         June 24, 2020

Base Salary:     $1,000,000.00 annually
Position:
In your capacity as CEO, your authority and duties will be commensurate with those customarily exercised by the chief executive officer of a company. Your specific duties will be determined by the Board.
You will be expected to devote your full working time to the successful conduct of the business of Chico’s. Subject to the approval of the Chico’s FAS, Inc. Board, you may serve on one or more outside boards of directors or trustees for private companies or organizations.
Incentive Cash Bonus:
Target of 120% of base salary earned during the remainder of the FY20 performance period (June 24, 2020 through January 2021), which is contingent upon the achievement of corporate financial objectives. For February to June 24, 2020, your annual bonus will be prorated based on your target bonus and performance in the President, Apparel Group role.

The terms of the bonus, including eligibility, payouts and objectives are subject to the Management Bonus Plan and may be modified by the Board of Directors from time to time. All payouts are based on fiscal year business results and can vary from zero (0) to a maximum of 200% of your target bonus potential. Bonus is typically paid in March, after the conclusion of the fiscal year.

Equity Grants:
Following your commencement of this role, you will receive an equity award. The award is in addition to the 250,000 equity grant you received in March 2020. The award is as follows:

Grant Date: July 1, 2020

Grant Amount: 328,125 shares; at a $4 stock price, this is equivalent to $1,312,500.

Fifty percent of the grant will be awarded as restricted shares. The shares will vest over a three-year period with one-third of the restricted stock grant vesting on each anniversary of the grant date.
The balance of the grant (50 percent, based on target amount) will be in the form of Performance Share Units (“PSUs”). The PSUs will vest on March 1, 2023, contingent upon the achievement of corporate financial objectives. You will have the opportunity to earn between 0% and 150% of the target PSUs awarded, with the actual number of PSUs earned based on the company’s financial performance.

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200

All PSUs and RSAs are governed by and subject to the terms and conditions of Chico’s FAS, Inc.’s 2020 Omnibus Stock and Incentive Plan. You will be eligible for additional equity awards beginning in March 2021 at the discretion of the Human Resources, Compensation and Benefits Committee of the Board.
All other aspects of your compensation and benefits remain the same as outlined in your July 15, 2019 offer letter, except as to any sign-on bonus. The terms of this offer letter are also subject to the terms of the letter agreement dated March 31, 2020 agreeing to reduce your base salary by 50% beginning April 5, 2020 until further notice.
Chico’s is an at-will employer. That means that either you or the company are free to end the employment relationship at any time, with or without notice or cause. By accepting our offer of employment, you acknowledge the at-will nature of our relationship. Additionally, you represent that you are not a party to any agreement that would bar or limit the scope of your employment with us.
Please indicate your acceptance of the above by signing below and returning to my attention.

Sincerely,

/s/ Bonnie Brooks
Bonnie Brooks
Chief Executive Officer and President
Chico’s FAS, Inc.

Accepted By:     /s/ Molly Langenstein
    Molly Langenstein

Date:         April 29, 2020

Chico's FAS Inc. · 11215 Metro Parkway · Fort Myers, Florida 33966 · (239) 277-6200